Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:	Pat O’Connor Marketing Communications Specialist A4S Security, Inc. (970) 461-0071

A4S Security Announces Development of
Video Advertising Delivery System

        Loveland, CO — November 14, 2005— A4S Security, Inc. (NASDAQ: SWAT, SWATU and ArcaEx: SWAT, SWATU), a leading provider of digital video surveillance solutions, is pleased to announce the development of its ShiftWatch® Video Advertising Delivery System (VADS), a newly added feature to the ShiftWatch® Transportation Digital Video Surveillance System (TVS).

        VADS is a delivery system that gives advertisers and transit agencies the ability to deliver targeted advertising and entertainment content to transit commuters using broadcast quality, full-motion video and audio.

        “The addition of the video playback solution to the ShiftWatch® TVS product provides transit agencies with a revenue generating opportunity to offset the cost of their video security systems,”said Matthew Siemens, Executive Vice President of Sales and Marketing for A4S.

        The ShiftWatch® TVS system is the state-of digital video recorder for transportation surveillance needs. ShiftWatch’s patent pending recording technology captures video, audio, GPS, and vehicle information in two places at once—both a traditional hard disk and a digital tape cartridge system.

        The ShiftWatch® Video Advertising Delivery System is expected to be released in the first quarter of 2006.

        A4S Security, Inc. develops and markets the ShiftWatch® product line of mobile digital video surveillance solutions for public transportation, law enforcement and general security applications. The company’s full motion, high resolution video system utilizes patent pending video streaming technology and GPS synchronization capabilities to provide agencies with data security and reliability. The company’s open, standards based architecture, facilitates interoperability, easing management of the information and communication complexities and leveraging customers’ investment in the future.

        For additional information about A4S Security and ShiftWatch solutions, call 1-888-825-0247 or visit www.shiftwatch.com.

This press release includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including achieving substantial increases in sales of the Company’s products, technological developments and adverse changes in market conditions. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company’s recent filings with the SEC.